Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS APRIL SALES,
UPDATES FIRST QUARTER EPS ESTIMATE

     Pleasanton, California, May 6, 2010 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 7% to $570 million for the four weeks ended May 1, 2010, up from $534 million for the four weeks ended May 2, 2009. Comparable store sales for the month grew 3% on top of a 6% gain in the prior year period.

     For the quarter ended May 1, 2010, sales totaled $1.935 billion, a 14% increase over the $1.692 billion in sales for the 13 weeks ended May 2, 2009. Same store sales for the 13 weeks ended May 1, 2010 grew 10% on top of a 3% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “While April sales were below our recently raised forecast, same store sales for March and April combined rose a strong 9% on top of a 4% gain in the prior year period. We believe these results reflect that we may have misjudged the impact of the Easter calendar shift on our March and April business. April also was hurt by unseasonably cool and wet weather, especially in California, our largest market.”

     Mr. Balmuth continued, “We are very pleased with our robust first quarter sales gains, which were significantly above our plan. Based on these results, along with much better-than-expected merchandise gross margin and good expense control during the period, we now estimate that earnings per share for the 13 weeks ended May 1, 2010 will increase 60% to 61% to $1.15 to $1.16, in line with our prior forecast. We plan to give detailed sales and earnings guidance for the second quarter on our first quarter earnings call on Thursday, May 20th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID# 53158753, from 8:30 a.m. Eastern time on May 6, 2010 through 8:00 p.m. Eastern time on May 7, 2010. A transcript of these comments is available in the Investors section of the corporate website at www.rossstores.com.

     The Company plans to issue May 2010 sales results on Thursday, June 3rd.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our corporate website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended May 1, 2010 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from the macro-economic environment, uncertainty in financial and credit markets, and changes in geopolitical conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the recent implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2009 and Form 8-Ks for fiscal 2010. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2009 revenues of $7.2 billion. As of May 1, 2010 the Company operated 967 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 922 Ross and 52 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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